Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated April 26, 2012, with respect to the consolidated statements of financial position as at December 31, 2011, December 31, 2010, and January 1, 2010 of Hunt Mining Corp. and its subsidiaries and the consolidated statements of loss and comprehensive loss, changes in shareholders equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and a summary of significant accounting policies and other explanatory information, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Calgary, Canada	MNP LLP
July 25, 2012	Chartered Accountants

Suite 1500, 640 – 5th Ave. Sw., Calgary Alberta T2P 3G4 (403) 263-3385 Fax: (403) 269-8450